SCHEDULE 14C

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:
☐	Preliminary Information Statement	☐	Confidential, for Use of the Commission
Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement	☒	Definitive Additional Materials

Domark International, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box)

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Domark International, Inc.

34 King Street East, Suite 1102

Toronto, Ontario M5C 1E9

CANADA

(410) 299 – 1400

Dear Domark shareholders:

Domark management thanks you for investment in the Company. We also thank you for your ongoing support and patience.

As you know, the Company’s stock price has been severely reduced over the past year. As a result, we have decided to implement a reverse stock split to reduce the number of outstanding shares in the ratio of 6,000 to 1. This stock split has been approved by our majority shareholders. This is final phase of a restructuring plan that management has been executing for some time now.

As a result of our restructuring plan, the Company’s debt has been reduced substantially. We believe that this will allow us to maximize shareholder value going forward.

As previously announced, the Company’s Simba e-commerce platform is the core of the Company’s business. The Company is in the process of negotiating several important alliances and partnerships that we hope will allow us to monetize Simba.

We again thank you for your support and ask for your continued patience as we continue to execute on the Company’s business plan.

Sincerely,

Andrew Ritchie
Chief Executive Officer